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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25              +------------------+
                                                           | SEC FILE NUMBER  |
                          NOTIFICATION OF LATE FILING      |                  |
                                                           |      1-5742      |
(Check One): [X] Form 10-K  [ ] Form 20-F   [ ] Form 11-K  +------------------+
             [ ] Form 10-Q  [ ] Form N-SAR

For Period Ended: February 27, 1999
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                [ ] Transition Report on Form 10-K
                [ ] Transition Report on Form 20-F
                [ ] Transition Report on Form 11-K
                [ ] Transition Report on Form 10-Q
                [ ] Transition Report on Form N-SAR

For the Transition Period Ended: ________________________

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| Read Instruction (on back page) Before Preparing Form. Please Print or Type  |
|  Nothing in this form shall be construed to imply that the Commission has    |
|                 verified any information contained herein.                   |
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION
                             Rite Aid Corporation
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Full Name of Registrant

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Former Name if Applicable
                                30 Hunter Lane
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Address of Principal Executive Office (Street and Number)
                              Camp Hill, PA 17011
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] | (a)  The reasons described in reasonable detail in Part III of this form
    |      could not be eliminated without unreasonable effort or expense;





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[X] | (b)  The subject annual report, semi-annual report, transition report on
    |      Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be
    |      filed on or before the fifteenth calendar day following the
    |      prescribed due date; or the subject quarterly report of transition
    |      report on Form 10-Q, or portion thereof will be filed on or before
    |      the fifth calendar day following the prescribed due date; and
[ ] | (c)  The accountant's statement or other exhibit required by Rule
    |      12b-25(c) has been attached if applicable.

PART III - NARRATIVE

     Additional year end work was necessary to complete the audited financial statements for the fiscal year ended February 27, 1999. The additional time needed created delays in closing the financial records for the year ended February 27, 1999. This made it impractical to complete the Form 10-K filing by the due date. The Registrant expects to file the Form 10-K before the opening of trading on the New York Stock Exchange on June 1, 1999.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

          Frank M. Bergonzi              (717)                 761-2633
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               (Name)                 (Area Code)         (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is
     no, identify report(s).                                [X] Yes [ ] No
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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                               [X] Yes  [ ] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                             Rite Aid Corporation
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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date    June 1, 1999                    Rite Aid Corporation
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                                      By /s/ Frank M. Bergonzi
                                        --------------------------------------
                                        Name:  Frank M. Bergonzi
                                        Title: Sr. Executive Vice President
                                               and Chief Financial Officer


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                             Rite Aid Corporation
                         Commission File Number 1-5742

                                  Form 12b-25
                              Part IV. - Item (3)


     See Annual Report on Form 10-K attached hereto